UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Georgia Gulf Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2006

To the Stockholders:

The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 16, 2006 at 1:30 p.m. local time for the following purposes:

(1)         to elect two directors to serve for a term of three years;

(2)         to ratify the appointment of Deloitte & Touche LLP to serve as Georgia Gulf’s independent registered public accounting firm for the year ending December 31, 2006; and

(3)         to transact any other business as may properly come before the meeting.

The board of directors has fixed the close of business on March 29, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

By Order of the Board of Directors

Joel I. Beerman

Vice President, General Counsel and Secretary

Dated: April 10, 2006

GEORGIA GULF CORPORATION

115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

PROXY STATEMENT
For Annual Meeting of Stockholders To Be Held May 16, 2006

GENERAL

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April 10, 2006 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 16, 2006 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. Any stockholder who executes and delivers a proxy may revoke it at any time before its use by (i) giving written notice of revocation to our corporate secretary, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

•       election of the two nominees as directors; and

•       ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2006.

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $4,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Only holders of  record of outstanding shares of common stock of Georgia Gulf at the close of business on March 29, 2006 are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were  34,202,696 shares of common stock outstanding and entitled to vote on March 29, 2006.

When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide the action proposed on each matter identified in this proxy statement, except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker “non-votes” are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL I—ELECTION OF DIRECTORS

Our certificate of incorporation, as amended, provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent class I director, are proposed for election in class I, to serve until 2009:

•       Dennis M. Chorba

•       Patrick J. Fleming

Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above. If either nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.

Nominees for Election in Class  I on May 16, 2006

Dennis M. Chorba, age 65, served as our vice president—administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

Patrick J. Fleming, age 62, has served as a director since February 2000. Mr. Fleming has been an energy consultant since January 2000. In 1998 and 1999, he was the managing director and chief executive officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was president of Texaco Natural Gas, Inc.

Other Directors

Class II Directors Serving Until 2007

Jerry R. Satrum, age 61, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

Edward A. Schmitt, age 59, has served as our chief executive officer since April 1998 and as our president since December 1997. He also served as our chief operating officer from February 1997 to April 1998, as our executive vice president from February 1997 to December 1997, and as our vice president—operations commodity chemicals group from August 1993 until January 1997. Mr. Schmitt has been a director since February 1998, and in September 2001, he was elected to the additional position of chairman of the board.

Yoshi Kawashima, age 70, has served as a director since May 2003. Since July 2002, Mr. Kawashima has been president of YK Resources, an executive search firm. From 1999 to February 2002, Mr. Kawashima was chairman and chief executive officer of Reichhold, Inc., and from 1999 to June 2002, he was chairman and chief executive officer of DIC Imaging Products USA, Inc.

Class III Directors Serving Until 2008

John E. Akitt, age 73, has served as a director since February 2000. Mr. Akitt has been a consultant since February 1998. He was executive vice president of Exxon Chemical Company from January 1992 until January 1998. Mr. Akitt is a director of Cytec Industries, Inc.

Charles L. Henry, age 64, has served as a director since May 2003.  Mr. Henry retired as chairman and chief executive officer of Johns Manville Corporation in June 2004. He was Executive Vice President and Chief Financial Officer of DuPont from 1993 to 1996. Mr. Henry is a director of Lennox, International.

Independence of Directors

Georgia Gulf’s Corporate Governance Guidelines require that a majority of directors meet the independence standards of applicable law and the New York Stock Exchange listing requirements. The board of directors has determined that Messrs. Akitt, Chorba, Fleming, Henry, Kawashima and Satrum meet these standards for independence and are independent of management. Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.ggc.com under investor relations.

Executive Sessions

Georgia Gulf’s governance guidelines require that independent directors meet at regularly scheduled executive sessions without management. These directors appoint a presiding director at the beginning of each executive session. Stockholders may communicate with these directors in the manner described under “Communications with Directors” below.

Compensation of Directors

Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. The chairman, provided he is not employed by us, is paid an annual fee of $42,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Effective January 1, 2006, directors who are not our executive officers are paid an annual fee of $40,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Non-employee directors are eligible to participate in our 2002 equity and performance incentive plan.

The Audit Committee

In 2005, the audit committee of the board of directors was comprised of Dennis M. Chorba, Patrick J. Fleming, Jerry R. Satrum, and Charles L. Henry. The board has determined that Mr. Satrum is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This committee held eight meetings in 2005. The board of directors has adopted a written charter for the audit committee. The audit committee charter is publicly available on our website at www.ggc.com under investor relations.

The Equity Compensation Committee

In 2005, the equity compensation committee of the board of directors was comprised of John E. Akitt, Patrick J. Fleming, Charles L. Henry and Yoshi Kawashima. This committee’s primary functions include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee held three meetings in 2005. The equity compensation committee has adopted a written charter. The charter is publicly available on our website at www.ggc.com under investor relations.

The Nominating and Governance Committee

In 2005, the nominating and governance committee was comprised of  Dennis M. Chorba, John E. Akitt, Charles L. Henry and Yoshi Kawashima. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. This committee’s primary function is to identify and recommend candidates to fill any board vacancies. This committee held four meetings in 2005. The nominating and governance committee has adopted a written charter. The charter is publicly available on our website at www.ggc.com under investor relations.

The committee selects candidates based on their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The selection process may emphasize different qualities based on the board’s composition at the time of the board vacancy. The committee works closely with executive management and other directors in developing its recommendations for new board members. The committee has the authority to retain an executive search firm as needed to identify director candidates.

The committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Communications with Directors

Any stockholder is welcome to communicate with any director or the board of directors by writing to the director, directors or the board, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Attendance

The board of directors held five meetings in 2005. During 2005, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. Georgia Gulf encourages its directors to attend its annual stockholders’ meeting. In 2005, all directors attended the annual meeting. None of our directors or executive officers are related to any of our other directors or executive officers.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table lists information as of March 29, 2006 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement, all of our directors and executive officers as a group and each person or group known by us to own more than 5% of our stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Jerry R. Satrum	743,821	(2)	2.17%
Edward A. Schmitt	789,803	(3)	2.31%
Dennis M. Chorba	589,992	(4)	1.72%
C. Douglas Shannon	236,114	(5)	*
Mark J. Seal	191,136	(6)	*
Joel I. Beerman	138,491	(7)	*
William H. Doherty	121,128	(8)	*
John E. Akitt	12,167	(9)	*
Patrick J. Fleming	10,667	(10)	*
Yoshi Kawashima	6,167	(11)	*
Charles L. Henry	6,167	(11)	*
All Directors and officers as group (13 persons)	2,910,628	(12)	8.60%
FMR Corporation	5,113,616	(13)	14.99%
82 Devonshire Street
Boston, MA 02109
Barclays Global Investors, NA.	4,102,292	(14)	12.03%
45 Fremont Street
San Francisco, CA 94105

*                    Represents less than 1%.

(1)          Beneficial ownership as reported in the table has been determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2)          Includes 50,000 shares owned by Mr. Satrum’s wife; 30,000 shares held in trust for the Satrum Foundation, of which Mr. Satrum serves as trustee; and 12,000 shares that may be acquired upon exercise of options.

(3)          Includes 534,000 shares that may be acquired upon exercise of options.

(4)          Includes 47,000 shares owned by Mr. Chorba’s wife and 12,000 shares that may be acquired upon exercise of options.

(5)          Includes 128,501 shares that may be acquired upon exercise of options.

(6)          Includes 133,501shares that may be acquired upon exercise of options.

(7)          Includes 20,000 shares owned by Mr. Beerman’s wife and 73,501 shares that may be acquired upon exercise of options.

(8)          Includes 83,501 shares that may be acquired upon exercise of options.

(9)          Includes 9,000 shares that may be acquired upon exercise of options.

(10)   Includes 7,500 shares that may be acquired upon exercise of options.

(11)   Includes  3,000 shares that may be acquired upon exercise of options.

(12)   Includes 1,055,172 shares that may be acquired upon exercise of options.

(13)   According to the Schedule 13G dated February 14, 2006 of FMR Corporation, includes sole voting power with respect to 138,300 shares and sole dispositive power with respect to all such shares.

(14)   According to the Schedule 13G dated January 31, 2006 of Barclays Global Investors, NA., includes sole voting power with respect to 3,823,614 shares and sole dispositive power with respect to all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission were timely filed by all directors and officers.

EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth the cash compensation for the last three years ended December 31 for our chief executive officer and four most highly compensated executive officers other than the chief executive officer during 2005, who are collectively referred to as our named executive officers:

					Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Edward A. Schmitt	2005	759,000	488,417	101,368	2,270,830	78,000	161,170
Chairman, president	2004	730,008	715,875	920,128	1,165,730	78,000	1,401,152
and Chief executive officer	2003	702,000	386,100	—	818,720	78,000	54,822
Mark J. Seal	2005	317,000	185,445	22,746	422,480	14,500	48,031
Vice president—	2004	304,992	271,908	129,564	216,880	14,500	211,788
chemicals group	2003	293,200	146,600	—	152,320	14,500	34,046
Joel I. Beerman	2005	316,000	184,860	29,709	422,480	14,500	58,051
Vice president—	2004	304,008	271,016	127,315	216,880	14,500	209,063
general counsel and secretary	2003	292,200	146,100	—	152,320	14,500	36,348
William H. Doherty	2005	316,000	184,860	26,106	422,480	14,500	52,867
Vice president—	2004	304,008	271,016	65,454	216,880	14,500	114,152
vinyl compounds group	2003	287,000	143,500	—	152,320	14,500	23,479
C. Douglas Shannon	2005	316,000	184,860	22,518	422,480	14,500	57,1189
Vice president—	2004	304,008	271,016	68,011	216,880	14,500	118,311
chemicals group procurement	2003	287,000	143,500	—	152,320	14,500	25,825

(1)          For 2005, consists of amounts reimbursed to each executive officer for payment of taxes on income related to the payment of premiums for life insurance.

(2)          The awards listed comprise the number of restricted shares of each named executive officer times the shares’ closing price on the date of grant. The values of the restricted shares as of December 31, 2005 were $2,616,089 for Mr. Schmitt, and $486,689 for each other named executive officer, based on the closing price of the company’s shares on December 31, 2005 of $30.42. Dividends are paid to holders of restricted shares.

(3)          For 2005, consists of $15,300 contributed for each named executive officer under the savings and capital growth plan, which is a defined contribution plan, and premiums paid for life insurance in the following amounts; for Mr. Schmitt—$145,870, for Mr. Seal—$32,731, for Mr. Beerman—$42,751, for Mr. Doherty—$37,567 and for Mr. Shannon—$41,818.

Option Grants in the Last Fiscal Year

The table below sets forth information regarding options to purchase shares of our common stock that were granted under the 2002 Equity and Performance Incentive Plan on February 28, 2005 to the named executive officers. The options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. If we experience a change in control, as defined in the plan, any options or portions of options that have not yet expired become immediately exercisable. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity and immediately after that merger, consolidation or sale, our stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of our common stock, or (iii) if specified changes in our board of directors occur.

INDIVIDUAL GRANTS

	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name	Granted (#)	2005	($/Sh)	Date	5% ($)	10% ($)
Edward A. Schmitt	78,000	25.31%	53.38	2/28/2015	2,546,070	6,520,452
Mark J. Seal	14,500	4.70%	53.38	2/28/2015	473,308	1,212,135
Joel I. Beerman	14,500	4.70%	53.38	2/28/2015	473,308	1,212,135
William H. Doherty	14,500	4.70%	53.38	2/28/2015	473,308	1,212,135
C. Douglas Shannon	14,500	4.70%	53.38	2/28/2015	473,308	1,212,135

(1)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock. In order to realize the potential values set forth in the 5% and 10% columns, the per share price of our common stock would be $86.02 and $136.98, respectively.

Aggregated Option Exercises and Fiscal Year End Option Values

The table below lists information regarding option exercises in 2005 based on the difference between the fair market value and the exercise price of unexercised options held at the end of 2005 by the named executive officers, based on the value of options held by those officers on December 31, 2005. This value is calculated as the difference between the exercise price of the option and $49.80 per share, which was the closing price of our common stock on that date as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)	Value of Unexercised In-the-money Options at Fiscal Year End ($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Edward A. Schmitt	—	—	456,000/156,000	2,689,680/462,800
Mark J. Seal	—	—	119,001/28,999	666,942/86,027
Joel I. Beerman	—	—	59,001/ 28,999	261,343/86,027
William H. Doherty	25,000	822,620	69,001/ 28,999	328,942/86,027
C. Douglas Shannon	—	—	114,001/28,999	891,642/86,027

Salaried Employees’ Retirement Plan

Messrs. Schmitt, Seal, Beerman, Shannon and Doherty participate in our salaried employees’ retirement plan, a defined benefit plan. Under this plan, payments to each officer after retirement, disability or other termination are targeted at 30% of his final annual salary during the last year of his employment. At the officer’s death, the salaried employees’ retirement plan will continue to pay 50% of this amount to his surviving spouse for the remainder of the spouse’s life. At December 31, 2005, the estimated annual benefits under the plan payable to Messrs. Schmitt, Seal, Beerman, Shannon and Doherty, upon retirement at age 62 are $175,000, $109,932, $108,204, $102,331 and $102,013, respectively.

Termination of Split Dollar Life Insurance Plan

In 1998, we implemented a split dollar life insurance plan for the benefit of our officers. In accordance with the split dollar life insurance plan, each participating officer entered into an agreement that, subject to specified limitations, provided the officer with pre-retirement and post-retirement death benefits. We agreed to provide the benefits through the purchase of a life insurance policy by which we would be reimbursed for our premium costs from each policy’s cash value or death benefit. If an officer engaged in specified competitive activity after termination, benefits under the split dollar life insurance plan were to be returned to us. Messrs. Schmitt, Seal, Beerman, Doherty, and Shannon participated in the split dollar life insurance plan.

Effective September 30, 2004, we terminated the split dollar life insurance plan for Messrs. Schmitt, Seal, Beerman, Shannon and Doherty. Each of those officers executed an agreement formally terminating his participation in the plan. The original insurance policies purchased as part of the plan are owned solely by Georgia Gulf and the executives acquired new insurance policies solely owned by them. In exchange for these agreements, we transferred a portion of the cash value of the original insurance policies to the new policies owned by each executive. The new policies owned by Messrs. Schmitt, Seal, Beerman, Shannon and Doherty were transferred cash values of $1,234,352, $161,644, $148,250, $60,228, and $60,644, respectively. In addition, we paid the related tax withholdings on behalf of these executives. The agreement provides that Georgia Gulf may, in its sole discretion, pay premiums on the new policies.

Compensation Committee Interlocks and Insider Participation

In February 1998, we established the equity compensation committee, in connection with the 1998 Equity and Performance Incentive Plan and its functions continue under the 2002 Equity and Performance Incentive Plan. This committee has performed functions relating to all executive compensation, including those required by the equity and performance incentive plan, since February 2000. In 2005, the equity compensation committee of the board of directors was composed of John E. Akitt, Patrick J. Fleming, Charles L. Henry and Yoshi Kawashima.

REPORT ON EXECUTIVE COMPENSATION

The compensation of our executive officers is based on a policy of attracting, retaining and rewarding the executive officers by compensating them at a level competitive with similarly situated employees within the industry. This policy includes an appropriate balance between the need to attract and retain qualified executives and the desire to control overall costs to stockholders. Officer compensation consists of salary, bonus payments under our management incentive bonus plan, and the award of stock options and restricted stock. Officers participate in our savings and capital growth plan, salaried employees’ retirement plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for specified compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. The directors making decisions regarding compensation monitor the impact of this legislation in an attempt to maximize the deductability of executive officer compensation.

To determine that the annual compensation of our chief executive officer and our other officers is competitive with similarly situated employees in the industry, the equity compensation committee reviewed an analysis of executive officer compensation prepared by a compensation and benefits consulting firm hired at the direction of the committee. This analysis compared the compensation paid to our executives with information obtained from databases maintained by the consultants as well as publicly available proxy statement information relating to companies considered to be comparable to Georgia Gulf. The equity compensation committee believes the information obtained reasonably reflects the practices of comparable companies. The information included both annual salary and total current cash compensation, which is comprised of salary and bonus. Total current cash compensation of the named executive officers is believed to be generally competitive based on a comparison to the information. The total current cash compensation of all named executive officers is within the median ranges reported in the analysis.

In 2005, our key employees, including the named executive officers, participated in our management incentive bonus plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings is also established.   The target is an EBITDA (earnings before interest, taxes, depreciation and amortization) return equal to our cost of capital plus 200 basis points.

If the target is reached, the named executive officers receive a payment equal to 100% of their points awarded. Payments are ratably reduced to a minimum, which is the greater of half of the corporate target or a risk-free rate of return (e.g., 10 year Treasury Bill), in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants’ points where earnings equal two times the corporate target. The plan also provides that payment adjustments will be made to reflect the performance of our peers in the chemical industry.

Our 2005 earnings, calculated in accordance with the management incentive bonus plan, resulted in a payment to participants equal to 117% of each participant’s bonus points. The chief executive officer, therefore, received a payment equal to 1.17 times 100% of his awarded points. Actual bonuses paid to our named executive officers are listed on the summary compensation table.

Executive officers were awarded stock options and restricted shares in 2005. These awards are intended to encourage key executives and managerial employees to become owners of our stock to increase their interest in our long-term success, to align their interests with stockholders, to provide incentive equity opportunities that are competitive with other similarly situated companies and to stimulate the efforts of employees by giving suitable recognition for services that contribute materially to our success.

Patrick J. Fleming, Chairman
John E. Akitt
Charles L. Henry
Yoshi Kawashima

AUDIT COMMITTEE REPORT

Four directors make up the audit committee of our board of directors: Dennis M. Chorba, chairman, Patrick J. Fleming, Jerry R. Satrum and Charles L. Henry.

During the course of performing its duties, the committee:

•        discussed with management our audited financial statements as of and for the year ended December 31, 2005,

•        discussed with Deloitte & Touche LLP, our independent registered public accounting firm for 2005, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, Statement on Auditing Standards No. 99, Consideration of Fraud in a Financial Statement Audit, and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a,

•        received the written disclosures and the letter from Deloitte & Touche LLP required by  Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed Deloitte &  Touche LLP’s independence with Deloitte & Touche, LLP,

•        obtained and reviewed a report by Deloitte & Touche LLP required by the New York Stock Exchange Listing Standards describing: 1) the firm’s internal quality control procedures; 2) any material issues raised by: a) the most recent internal quality control review of the firm, or b) peer review of the firm, or c)  any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and 3) (to assess Deloitte & Touche LLP’s independence) all relationships between Deloitte & Touche LLP and us, and

•        reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm.

Based on these reviews and discussions, the committee recommended to the board of directors that our 2005 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Dennis M. Chorba, Chairman
Patrick J. Fleming
Jerry R. Satrum
Charles L. Henry

THE STOCK PERFORMANCE GRAPH

The graph below is a comparison of the five-year cumulative total return among us, Standard & Poor’s Smallcap 600 Index and Standard & Poor’s Chemical Smallcap Index. Stock performances, including our stock performance, were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.

Total Shareholder Returns (Indexed)
GGC vs S&P Smallcap 600

Total Shareholder Returns—Dividends Reinvested

Company/Index Name	Dec01	Dec02	Dec03	Dec04	Dec05
GEORGIA GULF CORP	10.51	26.71	26.59	73.87	26.66
S&P 600 CHEMICALS INDEX	17.95	-27.72	34.91	20.32	10.99
S&P SMALLCAP 600 INDEX	6.54	-14.63	38.79	22.65	0.39

Indexed/Cumulative Returns

	Base
	Period	Years Ending
Company/Index Name	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
GEORGIA GULF CORP	100	110.51	140.02	177.25	308.19	190.20
S&P 600 CHEMICALS INDEX	100	117.95	85.26	115.02	138.39	108.78
S&P SMALLCAP 600 INDEX	100	106.54	90.95	126.23	154.82	166.71

PROPOSAL II—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

The audit committee of the board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2006. The board of directors recommends that this appointment be ratified.

Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

For the years ended December 31, 2005 and 2004, we had professional services performed by Deloitte & Touche LLP. Audit, audit-related and tax fees aggregated $1,050,146 and $1,418,226 for the years ended December 31, 2005 and 2004, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed for the annual audit of our consolidated financial statements for the years ended December 31, 2005 and 2004, for the timely limited quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory or regulatory filings were  $896,226 and $1,206,395, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the years ended December 31, 2005 and 2004 were $76,720 and $76,797, respectively. These fees relate to employee benefit plan audits, accounting consultation services relating to business acquisitions and other attestation services.

Tax Fees

The aggregate fees billed for tax services for the years ended December 31, 2005 and 2004 were $77,200 and $135,034, respectively. These fees relate to the review of federal and state tax returns, tax compliance fees, general tax consulting services, property tax services and the preparation of benefit plan tax returns.

All Other Fees

There were no other fees paid to Deloitte & Touche LLP for the years ended December 31, 2005 and 2004.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for affiliated subsidiaries that is not required for the Securities Exchange Act of 1934 audits or filings; due-diligence work for potential acquisitions or disposals; attest services required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation at the time of approval to permit the audit committee to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

The audit committee has approved in advance certain permitted services whose scope is routine in nature. These services are (i) statutory or other financial audit work for affiliated subsidiaries that is not required for the 1934 Act audit,  (ii) certain tax compliance services, and (iii) the audit of our employee benefit plans.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

Proposals by stockholders intended to be presented at the 2007 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 10, 2006, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2007. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2007 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by February 24, 2007, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2007 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2007 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

Joel I. Beerman
Vice President, General Counsel and Secretary
April 10, 2006

GGCCM-PS-06

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote “FOR” the listed nominees. To elect two directors to serve three years.

Class I:
	For	Withhold
01 - Dennis M. Chorba	☐	☐

02 - Patrick J. Fleming	☐	☐

B	Issue

The Board of Directors recommends a vote “FOR” the following proposal.
	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP to	☐	☐	☐
serve as independent registered public accounting firm
for Georgia Gulf for the year ending December 31, 2006.

Mark box at right if a comment has been noted below.	☐

Comments

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please be sure to sign and date this proxy.

IMPORTANT: Sign, exactly as your name appears above. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

☐☐/☐☐/☐☐☐☐

0 0 8 9 7 2 1	1 U P X	C O Y

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Proxy - Georgia Gulf Corporation

Proxy for Annual Meeting of Stockholders

May 16, 2006

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Edward A. Schmitt and Joel I. Beerman, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of Georgia Gulf to be held on May 16, 2006 and any adjournment thereof.

If the undersigned has voting rights to shares of Company common stock under the ESOP Stock Plan in the Georgia Gulf Corporation Savings and Capital Growth Plan, the undersigned hereby directs the Trustee to vote shares equal to the number of shares allocated to the undersigned’s account under the applicable plans with the instructions given herein. Shares to which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Thursday May 11, 2006, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plans.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 16, 2006.

THANK YOU FOR VOTING